PROSPECTUS SUPPLEMENT
(To Prospectus dated August 24, 2007)

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-145668

A filing fee of $15,350, calculated in accordance with Rule 457(r), has been paid to the
SEC in accordance with the offering of notes from the registration statement
(File No. 333-145668) by means of this prospectus supplement and the accompanying prospectus.

$500,000,000

Leucadia National Corporation

8 1/8% Senior Notes due 2015

The Company

We are a diversified holding company engaged in a variety of businesses, including manufacturing, telecommunications, property management and services business, gaming entertainment, real estate activities, medical product development, winery operations and residual banking and lending activities that are in run-off. We also own equity interests in operating businesses and investment partnerships which are accounted for under the equity method of accounting, including a broker-dealer engaged in the trading of high yield and special situation securities, land based contract oil and gas drilling, real estate activities and development of a copper mine in Spain.

The Notes

Interest Payments. We will pay interest on the notes at an annual rate of 8 1/8%. We will make interest payments on the notes semiannually, on each March 15 and September 15, beginning on March 15, 2008.

Maturity Date. September 15, 2015.

Ranking. The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries.

Redemption. The notes are not subject to redemption prior to their maturity.

Change of Control Offer. If we experience a change of control, we must give holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest.

The Concurrent Offering

Concurrent with this offering, and by a separate prospectus supplement, we are offering 5.5 million of our common shares. The completion of the concurrent common share offering and the completion of this offering are each conditioned upon the completion of the other.

Investing in the notes involves a high degree of risk that we describe in the “Risk Factors” section beginning on page S-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note(1)	Total

Initial Public Offering Price	98.30700%	$491,535,000
Underwriting Discount	1.96614%	$9,830,700
Proceeds to Leucadia (before expenses)	96.34086%	$481,704,300

(1)	Plus accrued interest, if any, from the date of initial issuance.

We expect that delivery of the notes will be made through The Depository Trust Company in New York, New York on or about September 25, 2007.

Jefferies & Company

The date of this prospectus supplement is September 20, 2007

Prospectus Supplement

Information About This Prospectus Supplement	ii
Forward-Looking Statements	ii
Prospectus Supplement Summary	S-1
Risk Factors	S-5
Use of Proceeds	S-7
Description of Certain Indebtedness and Other Obligations	S-8
Description of Notes	S-10
Certain U.S. Federal Income Tax Consequences	S-21
Underwriting	S-23
Legal Matters	S-26
Experts	S-26
Where You Can Find More Information	S-26
Incorporation by Reference	S-27
Prospectus
About This Prospectus	1
Forward-Looking Statements	1
Our Company	3
Risk Factors	4
Use of Proceeds	4
Ratio of Earnings to Fixed Charges	4
Description of Capital Stock	4
Description of Other Securities	8
Plan of Distribution	8
Selling Securityholders	9
Validity of Securities	9
Experts	9
Where You Can Find More Information	10
Incorporation by Reference	11

i

INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in the accompanying prospectus. As allowed by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein as well as the accompanying prospectus. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus supplement and the accompanying prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information.” Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. The information in this prospectus supplement, the accompanying prospectus or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents or the date such documents are filed with the SEC, as the case may be. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made under this prospectus supplement nor the accompanying prospectus will, under any circumstances, imply that the information in this prospectus supplement or the accompanying prospectus is correct as of any date after the date of this prospectus supplement or the accompanying prospectus. Any information in such subsequent filings that is inconsistent with this prospectus supplement will supersede the information in this prospectus supplement and the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different or additional information. We are not, and the underwriter is not, making an offer of these securities in any state where the offer is not permitted.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this prospectus supplement and the accompanying prospectus, the words “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends” and variations of these words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

The factors that could cause actual results to differ materially from those suggested by any of these statements include, but are not limited to, those discussed or identified from time to time in our public filings, including without limitation our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and our Quarterly Reports on Form 10-Qs for the quarters ended March 31, 2007 and June 30, 2007, such as:

•	risks associated with future acquisitions and investments;

•	dependence on key management personnel;

ii

•	a worsening of general economic and market conditions or increases in prevailing interest rate levels or a continued weakening of the U.S. Dollar against the Euro;

•	declines in U.S. commercial and residential real estate markets;

•	increased competition in the international and domestic plastics market and volatility of raw material prices;

•	availability of key raw materials;

•	changes in foreign and domestic laws, regulations and taxes;

•	adverse legal and regulatory developments that may affect our particular businesses;

•	changes in mortgage interest rate levels or changes in consumer lending practices;

•	risks associated with the operation of a new business without a proven track record;

•	ability to obtain, maintain and defend patent protection for our products and technologies, preserve trade secrets and operate without infringing the intellectual property rights of others;

•	increased competition in the luxury segment of the premium table wine market;

•	ability to obtain sufficient or cost effective telecommunications termination capacity from high quality carriers to particular destinations;

•	reliance on independent distributors to generate telecommunications revenue;

•	increased competition and adverse changes in pricing environments;

•	increased default rates and decreased value of assets pledged to us;

•	adverse economic, political or environmental developments where we have mining interests (including Spain and Australia) that could delay or preclude the issuance of permits, result in increased development costs or increased financing costs, or any other developments that result in a decrease in mineral prices;

•	changes in the composition of our assets and liabilities through acquisitions and dispositions;

•	weather related conditions and significant natural disasters, including hurricanes, tornadoes, windstorms, earthquakes and hailstorms that may affect our operations or investments;

•	ability to insure certain risks economically; and

•	ability to generate sufficient taxable income to fully realize our deferred tax asset.

Accordingly, we caution you against relying on these forward-looking statements, which are applicable only as of the date of this prospectus supplement. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus supplement and the accompanying prospectus or to reflect the occurrence of unanticipated events.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto in the accompanying prospectus and the documents incorporated by reference herein and therein. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated herein and therein by reference. Unless otherwise expressly stated herein or the context otherwise requires, all references in this prospectus supplement to “Leucadia,” “we,” “us,” “our,” “our company” or “the company” refer to Leucadia National Corporation, a New York corporation, and its direct and indirect subsidiaries.

Our Company

We are a diversified holding company engaged in a variety of businesses, including manufacturing, telecommunications, property management and services business, gaming entertainment, real estate activities, medical product development, winery operations and residual banking and lending activities that are in run-off. We also own equity interests in operating businesses and investment partnerships which are accounted for under the equity method of accounting, including a broker-dealer engaged in the trading of high yield and special situation securities, land based contract oil and gas drilling, real estate activities and development of a copper mine in Spain. We concentrate on return on investment and cash flow to maximize long-term shareholder value. Additionally, we continuously evaluate the retention and disposition of our existing operations and investigate possible acquisitions of new businesses. In identifying possible acquisitions, we tend to seek assets and companies that are out of favor or troubled and, as a result, are selling substantially below the values we believe to be present.

Our manufacturing operations are conducted through Idaho Timber, LLC, or Idaho Timber, and Conwed Plastics, LLC, or Conwed Plastics. Idaho Timber primarily remanufactures dimension lumber and remanufactures, packages and/or produces other specialized wood products. Conwed Plastics manufactures and markets lightweight plastic netting used for a variety of purposes including, among other things, building and construction, erosion control, agriculture, packaging, carpet padding, filtration and consumer products.

Our telecommunications operation is conducted through STi Prepaid, LLC, a seller of international prepaid phone cards and other telecommunication services in the United States.

Our property management and services business is conducted through ResortQuest International, Inc., a company engaged in offering management services to vacation properties in beach and mountain resort locations in the continental United States and Canada, as well as in real estate brokerage services and other rental and property owner services.

Our gaming entertainment operations are conducted through our controlling interest in Premier Entertainment Biloxi, LLC, or Premier, which is the owner of the Hard Rock Hotel & Casino Biloxi, or Hard Rock Biloxi, located in Biloxi, Mississippi. The Hard Rock Biloxi was severely damaged by Hurricane Katrina and re-opened in June 2007 after an extensive rebuilding effort. In August 2007, Premier and its subsidiary emerged from bankruptcy pursuant to their Chapter 11 reorganization plan.

Our domestic real estate operations include a mixture of commercial properties, residential land development projects and other unimproved land, all in various stages of development and all available for sale.

Our medical product development operation is conducted through our majority-owned, development stage subsidiary, Sangart, Inc., or Sangart. Sangart is developing a product called Hemospan® which is a form of cell-free hemoglobin that is designed for intravenous administration to treat a variety of medical conditions, including use as an alternative to red blood cell transfusions.

Our winery operations consist of Pine Ridge Winery in Napa Valley, California and Archery Summit in the Willamette Valley of Oregon. These wineries primarily produce and sell wines in the luxury segment of the premium table wine market.

Our land based contract oil and gas drilling investment is conducted through our equity interest in Goober Drilling, LLC, or Goober. Based in Stillwater, Oklahoma, Goober provides drilling services to exploration and production companies. In August 2007, we invested an additional $20,000,000 in Goober, increasing our equity interest to 50%.

Our investment in the development of a copper mine consists of our 30% interest in Cobre Las Cruces, S.A., a former subsidiary that holds the exploration and mineral rights to the Las Cruces copper deposit in the Pyrite Belt of Spain. We also hold an 11.6% interest in Inmet Mining Corporation, a Canadian-based global mining company, that produces copper, zinc and gold, that owns the remaining 70% of Cobre Las Cruces.

Our largest equity investment is our 9.93% interest in Fortescue Metals Group Ltd, or Fortescue, a publicly traded company listed on the Australian Stock Exchange. We have invested an aggregate of $452,200,000 in Fortescue’s Pilbara iron ore and infrastructure project in Western Australia, including a $100,000,000 note of Fortescue’s subsidiary, FMG Chichester Pty Ltd. Interest on the note is calculated as 4% of the revenue, net of government royalties, invoiced from the iron ore produced from that project’s Cloud Break and Christmas Creek areas. The Fortescue shares acquired by us may be sold without restriction. As of September 18, 2007, our investment in Fortescue stock had a market value of $907,600,000.

Our principal executive offices are located at 315 Park Avenue South, New York, New York 10010. Our telephone number is (212) 460-1900. Our website is http://www.leucadia.com. The information contained on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus supplement entitled “Description of Notes” contains a more detailed description of the terms and conditions of the notes.

Issuer	Leucadia National Corporation.

Notes Offered	$500.0 million aggregate principal amount of 8 1/8% Senior Notes due 2015.

Maturity Date	September 15, 2015.

Interest Rate	We will pay interest on the notes at an annual rate of 8 1/8%.

Interest Payment Dates	We will make interest payments on the notes semiannually on each March 15 and September 15, beginning on March 15, 2008.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right to all of our existing and future subordinated indebtedness. The notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries. Had the notes been issued as of June 30, 2007, they would have been effectively subordinated to approximately $844.7 million of indebtedness and other liabilities of our subsidiaries, including trade payables but excluding intercompany obligations.

Redemption	The notes are not subject to redemption prior to their maturity or to sinking fund payments.

Change of Control Offer	If we experience a change of control, each holder of notes will have the right to sell to us all or a portion of such holder’s notes at 101% of their principal amount, plus accrued but unpaid interest, if any, to the date of repurchase. A change of control will occur at the time Ian M. Cumming, our chairman of the board, and Joseph S. Steinberg, a director and our president, cease to beneficially own, in the aggregate, a specified percentage of our outstanding common shares, coupled in various circumstances with the notes being rated below investment grade. See “Description of Notes — Repurchase at Option of Holders Upon a Change of Control.”

Restrictive Covenants	The indenture governing the notes will contain covenants that, among other things, limit:

• our ability to incur additional indebtedness;

• our ability to incur liens;

• our ability to enter into sale-leaseback transactions;

• our ability to enter into transactions with affiliates;

• the ability of certain of our subsidiaries to incur debt; and

• our ability to consummate certain mergers.

These covenants are subject to a number of important exceptions described in “Description of Notes.”

Form of Notes	The notes will be issued in book-entry form and will be represented by global certificates in denominations of $2,000 and integral multiples of $2,000, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company.

Absence of a Public Market for the Notes	We do not intend to apply for listing of the notes on any securities exchange. Accordingly, we cannot assure you that a liquid market for the notes will be developed or maintained. The underwriter has advised us that it intends to make a market in the notes. The underwriter is not obligated, however, to make a market in the notes and any such market may be discontinued by the underwriter in its sole discretion at any time without notice. See “Underwriting.”

The Concurrent Offering	Concurrent to this offering, and by a separate prospectus supplement, we are offering 5.5 million of our common shares. The completion of the concurrent common share offering and the completion of this offering are each conditioned upon the completion of the other.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes, together with the net proceeds from the concurrent common share offering, for general corporate purposes, which may include working capital, acquisitions or other investment opportunities. See “Use of Proceeds.”

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks described below, as well as those risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus under the captions “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007, before making a decision to invest in the notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or adversely affect our results of operations or financial condition. If any of such risks actually occur, our business and results of operations could be materially affected. In that case, you could lose all or part of your investment in the notes.

Risks Related to this Offering

The level of our indebtedness could adversely affect our financial condition and therefore make it more difficult for us to fulfill our obligations under the notes.

At June 30, 2007, on a pro forma basis after giving effect to the completion of this offering, we would have had total indebtedness of $2,200.6 million, consisting of $1,475.5 million of senior debt, $350.0 million of senior subordinated debt, $98.2 million of subordinated debt and $276.9 million of subsidiary debt.

Our substantial indebtedness level and interest expense could have important consequences to our company and you, including:

•	limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, funding of future acquisitions or other general corporate purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	placing us at a competitive disadvantage as compared to our competitors that have less leverage;

•	limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation; and

•	limiting our ability or increasing the costs to refinance indebtedness.

Although we have substantial indebtedness outstanding, the indenture governing the notes will permit us to incur additional indebtedness in the future. If we or our subsidiaries incur additional debt, the risks we now face as a result of our leverage could intensify.

Your right to receive payments on the notes is effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries.

The notes will be effectively junior to all existing and future indebtedness of our subsidiaries. For example, the notes will effectively rank junior to $844.7 million of indebtedness and other liabilities of our subsidiaries as of June 30, 2007. Although the indenture contains restrictions on the ability of certain of our subsidiaries to incur indebtedness, these restrictions are subject to important limitations and exceptions that permit our subsidiaries to incur a substantial amount of additional indebtedness. Accordingly, in the event of a bankruptcy, liquidation or reorganization affecting us or any of our subsidiaries, your rights to receive payment effectively will be subordinated to the creditors of those subsidiaries.

We may be unable to repay or repurchase the notes upon a change of control.

If we experience a change of control, as that term is defined in “Description of Notes,” we may be required to make an offer to repurchase all of your notes prior to maturity. We cannot assure you that we will have sufficient funds or be able to arrange for additional financing to repurchase notes tendered to us following a change of control.

There is no public market for the notes and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The notes are a new issue of securities and there is no existing trading market for the notes. Although the underwriter has informed us that it intends to make a market in the notes, it has no obligation to do so and may discontinue making a market at any time without notice. In addition, any market making activity will be subject to the limits imposed by applicable law. As a result, we cannot assure you that a liquid market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell the notes will be favorable. If a liquid market is established, various factors could have a material adverse effect on the trading of the notes, including fluctuations in prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to substantial volatility. We cannot assure you that the market for the notes will be free from similar volatility.

Changes in our credit ratings or the financial and credit markets could adversely affect the market prices of the notes.

The future market prices of the notes will be affected by a number of factors, including:

•	our ratings with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. These fluctuations could have an adverse effect on the prices of the notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot assure you that credit rating agencies will continue to rate the notes or that they will maintain their ratings on the notes. A negative change in our rating could have an adverse effect on the market prices of the notes.

USE OF PROCEEDS

We estimate the net proceeds from the issuance of the notes will be approximately $481.5 million. We intend to use the net proceeds from the offering, together with the net proceeds from the concurrent common share offering, for general corporate purposes, which may include working capital, acquisitions or other investment opportunities. Except as publicly disclosed, we have no material arrangement, commitment or understanding with respect to any specific acquisitions or investment opportunities. Accordingly, our management will have broad discretion over the use of proceeds from this offering. Pending the specific uses described above, we intend to invest the net proceeds in short-term investment grade obligations.

DESCRIPTION OF CERTAIN INDEBTEDNESS AND OTHER OBLIGATIONS

7 1/8% Senior Notes due 2017

We currently have outstanding $500 million aggregate principal amount of 7 1/8% Senior Notes due 2017, or the 7 1/8% senior notes. The 7 1/8% senior notes were issued pursuant to an indenture dated as of March 6, 2007, with The Bank of New York, as trustee. The 7 1/8% senior notes are our senior unsecured obligations and rank senior in right of payment to all of our existing and future subordinated indebtedness and pari passu in right of payment with all of our existing and future senior indebtedness, including the notes offered hereby, the 7 3/4% Senior Notes due 2013, or the 7 3/4% senior notes, and the 7% Senior Notes due 2013, or the 7% senior notes. The terms of the indenture governing the 7 1/8% senior notes are substantially identical to the terms of the indenture governing the notes offered hereby other than the optional redemption provisions applicable to the 7 1/8% senior notes.

7 3/4% Senior Notes due 2013

We currently have outstanding $100 million aggregate principal amount of 7 3/4% senior notes. The 7 3/4% senior notes were issued pursuant to an indenture dated as of August 15, 1993, with U.S. Bank (formerly, Continental Bank, National Association), as trustee. The 7 3/4% senior notes are our senior unsecured obligations and rank senior in right of payment to all of our existing and future subordinated indebtedness and pari passu in right of payment with all of our existing and future senior indebtedness, including the notes offered hereby, the 7 1/8% senior notes and the 7% senior notes. The terms of the indenture governing the 7 3/4% senior notes are substantially identical to the terms of the indenture governing the notes offered hereby.

7%	Senior Notes due 2013

We currently have outstanding $375 million aggregate principal amount of 7% senior notes issued pursuant to an indenture dated as of November 5, 2003, with The Bank of New York (formerly, JPMorgan Chase Bank), as trustee. The 7% senior notes are our senior unsecured obligations and rank senior in right of payment to all of our existing and future subordinated indebtedness, and pari passu in right of payment with all of our existing and future senior indebtedness, including the notes offered hereby, the 7 1/8% senior notes and the 7 3/4% senior notes. The terms of the indenture governing the 7% senior notes are substantially identical to the terms of the indenture governing the notes offered hereby.

3 3/4% Convertible Senior Subordinated Notes due 2014

We currently have outstanding $350 million aggregate principal amount of 3 3/4% Convertible Senior Subordinated Notes due 2014, or the 3 3/4% convertible senior subordinated notes. The 3 3/4% convertible senior subordinated notes were issued pursuant to an indenture dated as of April 29, 2004, with HSBC Bank USA, as trustee. The 3 3/4% convertible senior subordinated notes are convertible into our common shares at $22.97 per share at any time before their maturity, subject to certain restrictions, at a conversion rate of 43.5414 shares per each $1,000 principal amount of the notes subject to adjustment (an aggregate of 15,239,490 shares). The 3 3/4% convertible senior subordinated notes are our unsecured senior subordinated obligations and rank pari passu in right of payment to all of our existing and future subordinated indebtedness and junior in right of payment with all of our existing and future senior indebtedness, including the notes offered hereby. The indenture governing the 3 3/4% convertible senior subordinated notes does not restrict the incurrence of senior indebtedness or other debt by us or our subsidiaries. In addition, we are not restricted from paying dividends or issuing or repurchasing 3 3/4% convertible senior subordinated notes under the indenture. In addition, if we experience a change of control, we will be required to offer to purchase all of the outstanding 3 3/4% convertible senior subordinated notes at purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, including accrued and unpaid interest, if any, to the date of purchase. Under the terms of the indenture governing the 3 3/4% convertible senior subordinated notes, a change of control will occur at the time Ian M. Cumming, our chairman of the board, and Joseph S. Steinberg, a director and our president, cease to beneficially own, in the aggregate, a specified percentage of our outstanding common shares, which percentage ownership requirement is in excess of 10%, coupled in various circumstances with the 3 3/4% convertible senior subordinated notes being rated below investment grade.

8.65% Junior Subordinated Deferrable Interest Debentures due 2027

We currently have outstanding $98.2 million principal amount of 8.65% Junior Subordinated Deferrable Interest Debentures due 2027. These debentures were issued pursuant to an indenture dated as of January 21, 1997, with The Bank of New York (formerly, JPMorgan Chase Bank), as trustee. The debentures are subordinated to all of our existing and future senior indebtedness, including the notes offered hereby, our outstanding 7 1/8% senior notes, the 7 3/4% senior notes, the 7% senior notes and the 3 3/4% convertible senior subordinated notes.

Bank Credit Facility

In June 2006, we entered into a new credit agreement with various bank lenders for a $100 million unsecured credit facility that matures in five years and bears interest based on the Eurocurrency rate or the prime rate. As of the date of this prospectus supplement, no amounts were outstanding under this bank credit facility.

Aircraft Financing

During 2001, we borrowed $53.1 million secured by our corporate aircraft. This debt bears interest based on a floating rate, requires monthly payments of principal and interest and matures in ten years. As of June 30, 2007, $40.3 million was outstanding and the interest rate was 9.3%. We have entered into an interest rate swap agreement on this financing, which fixed the interest rate at approximately 5.7%.

Capital Leases

Capital leases primarily consist of a sale-leaseback transaction related to certain corporate aircraft originally entered into in May 2003, which was amended in 2005 to among other matters extend the lease term through 2015.

DESCRIPTION OF NOTES

The notes are to be issued under an indenture to be dated as of September 25, 2007 (the “Indenture”) between the Company and The Bank of New York, as trustee (the “Trustee”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This Description of Notes summarizes certain provisions of the Indenture and makes use of defined terms in the Indenture. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, and terms made a part of the Indenture by reference to the Trust Indenture Act. We urge you to read the Indenture and the Trust Indenture Act because they, and not this description, define your rights as a holder of notes. Copies of the Indenture are available from the Company as described below under the heading “Where You Can Find More Information.”

You can find the definitions of certain terms used in this Description of Notes throughout this Description of Notes. As used in this Description of Notes, references to “we,” “us” or “the Company” mean Leucadia National Corporation (and its successors in accordance with the terms of the Indenture) and not any of its subsidiaries.

General

The notes will bear interest from the date of their initial issuance at the rate shown on the cover page of this prospectus supplement, payable on March 15 and September 15 in each year to the noteholders of record at the close of business on the March 1 and September 1 (whether or not a business day) immediately preceding such interest payment date, commencing March 15, 2008. The notes will be due on September 15, 2015, will be issued only in denominations of $2,000 and integral multiples of $2,000, and will be general unsecured obligations of the Company. The Indenture authorizes an initial aggregate principal amount of $500,000,000 of the notes plus an unlimited amount of additional notes which may be issued in the future in accordance with the terms of the Indenture.

Ranking

The notes will be senior unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company and prior in right of payment to all subordinated indebtedness of the Company. The notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries. Had the notes been issued as of June 30, 2007, they would have been effectively subordinated to approximately $844.7 million of indebtedness and other liabilities of our subsidiaries, including trade payables but excluding intercompany obligations.

The notes will rank pari passu with the Company’s 7 1/8% Senior Notes due 2017, 7 3/4% Senior Notes due 2013 and 7% Senior Notes due 2013. The notes will rank senior to the Company’s 3 3/4% Convertible Senior Subordinated Notes due 2014 and the Company’s 8.65% Junior Subordinated Deferrable Interest Debentures due 2027.

Redemption

The notes are not subject to redemption prior to their maturity.

Sinking Fund

The notes are not subject to sinking fund payments.

Certain Covenants

The Indenture will contain the following covenants:

Restriction on Incurrence of Indebtedness by the Company and on the Incurrence of Indebtedness and Issuance of Preferred Stock by Its Subsidiaries.  The Company shall not, and shall not permit any Subsidiary to, create, incur, assume or guarantee the payment of any Indebtedness, and shall not permit any of its Subsidiaries to issue any Preferred Stock, if, at the time of such event and after giving effect thereto on a pro forma basis, the Company’s ratio of Consolidated Debt to Consolidated Tangible Net Worth, as of the most recent date for which consolidated financial statements are available and adjusted for the incurrence of all Indebtedness and the issuance of all Preferred Stock by Subsidiaries (other than Permitted Indebtedness) since that date, would be greater than 1.75 to 1. This restriction shall not preclude the incurrence of Permitted Indebtedness.

“Consolidated Debt” means, on any date, the sum of (i) total Indebtedness of the Company and its Subsidiaries, at such date, determined in accordance with GAAP on a consolidated basis, and (ii) the aggregate liquidation preference of all Preferred Stock of Subsidiaries of the Company, at such date, other than Preferred Stock to the extent held by the Company and its Subsidiaries; provided, that Consolidated Debt shall not include Permitted Indebtedness.

“GAAP” means United States generally accepted accounting principles as in effect on December 31, 1992.

“Indebtedness” of any Person means (i) any liability of such Person (a) for borrowed money, (b) evidenced by a note, debenture or similar instrument (including a Purchase Money Obligation or deferred payment obligation) given in connection with the acquisition of any property or assets (other than inventory or similar property acquired in the ordinary course of business), including securities, (c) for the payment of a Capitalized Lease Obligation of such Person or (d) with respect to the reimbursement of any letter of credit, banker’s acceptance or similar credit transaction (other than trade letters of credit issued in the ordinary course of business; provided, that the failure to make prompt reimbursement of any trade letter of credit shall be deemed to be the incurrence of Indebtedness); and (ii) any guarantee by such Person of any liability of others described in clause (i) above or any obligation of such Person with respect to any liability of others described in clause (i) above. Indebtedness shall not include deposits at the Company’s banking and lending Subsidiaries.

“Permitted Indebtedness” means (i) any Indebtedness of the Company and its Subsidiaries outstanding on the date of the Indenture, or any refinancing or replacement thereof; provided, that the aggregate amount of such Indebtedness is not increased, (ii) Acquired Indebtedness, (iii) Preferred Stock of Subsidiaries held by the Company or its Subsidiaries (it being understood that the sale of such Preferred Stock by the Company or such Subsidiary to any Person other than the Company or a Subsidiary of the Company or such Subsidiary no longer being a Subsidiary shall be deemed the issuance of Preferred Stock for purposes of the above test) and (iv) intercompany Indebtedness.

“Acquired Indebtedness” means Indebtedness of a Person either (i) existing at the time such Person becomes a Subsidiary, (ii) assumed in connection with the acquisition of assets of such Person or (iii) any refinancing or replacement by such Person of such Indebtedness; provided, that the aggregate amount of such Indebtedness then outstanding is not increased. Acquired Indebtedness shall not include (x) any such Indebtedness created in anticipation of such Person becoming a Subsidiary (other than a refinancing or replacement of Indebtedness of such Person, which original Indebtedness was not incurred in anticipation of such Person becoming a Subsidiary), or (y) any Indebtedness that is recourse to the Company or any Subsidiary or any of their respective assets, other than to such Person and its Subsidiaries and their respective assets.

Limitation on Funded Debt of Material Subsidiaries.  Without limiting the preceding covenant, the Company will not permit any Material Subsidiary to (a) create, incur or assume any Funded Debt other than (i) Funded Debt secured by a Lien on Principal Property which is permitted under the provision described below under “Limitations on Liens,” (ii) Funded Debt owed to the Company or any Subsidiary, (iii) Funded Debt of a corporation which is merged with or into the Company or a Material Subsidiary, (iv) Funded Debt in existence on the date of the Indenture, (v) Funded Debt created in connection with, or with a view to, compliance by a Material Subsidiary with the requirements of any program adopted by any federal, state or local governmental authority and applicable to such Material Subsidiary and providing financial or tax benefits to such Material Subsidiary which are not available directly to the Company and (vi) Funded Debt that is Acquired Indebtedness; or (b) to guarantee, directly or indirectly through any arrangement that is substantially the equivalent of a guarantee, the payment of any Funded Debt except for (i) guarantees existing on the date of the Indenture, (ii) guarantees which, on the date of the Indenture, a Material Subsidiary is obligated to give and (iii) guarantees of Funded Debt permitted under clause (a) of this paragraph. Notwithstanding the foregoing, any Material Subsidiary may create, incur, assume or guarantee the payment of Funded Debt in addition to that permitted in this paragraph and extend, renew, substitute or replace, in whole or in part, such Funded Debt, provided, that at the time of such creation, incurrence, assumption, guarantee, extension, renewal, substitution or replacement, and after giving effect thereto, the aggregate principal amount of all Funded Debt of Material Subsidiaries does not exceed 15% of Consolidated Tangible Net Worth.

The term “Consolidated Tangible Net Worth” means, as of any date, the total shareholders’ equity of the Company determined in accordance with GAAP less any and all goodwill and other intangible assets reflected on the consolidated balance sheet of the Company as of such date. Deferred policy acquisition costs (“DPAC”), that portion of the value of insurance in force resulting from an acquisition and equivalent to the amount of DPAC of the acquired entity outstanding immediately prior to such acquisition and deferred taxes shall not be deemed goodwill or other intangible assets for purposes of determining Consolidated Tangible Net Worth.

The term “Funded Debt” means Indebtedness which by its terms matures at, or can be extended or renewed at the option of the obligor to, a date more than twelve months after the date of the creation of such Indebtedness, including, without limitation, revolving credit loans.

Limitations on Liens.  The Company will not, and will not permit any Material Subsidiary to, (a) issue, assume or guarantee any Indebtedness if such Indebtedness is secured by a Lien upon, or (b) directly or indirectly secure any outstanding Indebtedness of the Company or any Material Subsidiary by a Lien upon, any Principal Property, now owned or hereafter acquired, without effectively providing that the notes shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to (i) Liens on any Principal Property acquired after the date of the Indenture to secure or provide for the payment of the purchase price or acquisition cost thereof, (ii) Liens on Principal Property acquired after the date of the Indenture existing at the time such Principal Property is acquired, (iii) Liens on any Principal Property acquired from a corporation merged with or into the Company or a Material Subsidiary, (iv) Liens in favor of the Company or any Subsidiary, (v) Liens in existence on any Principal Property on the date of the Indenture, (vi) Liens on any Principal Property constituting unimproved real property constructed or improved after the date of the Indenture to secure or provide for the payment or cost of such construction or improvement, (vii) Liens in favor of, or required by, governmental authorities, (viii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements or other pledges or deposits in the ordinary course of the insurance business of a Material Subsidiary of the Company that is a licensed insurance company, including, without limitation, those relating to the insurance or reinsurance operations of such Material Subsidiaries and those relating to the requirements to create “separate accounts,” (ix) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (x) Liens securing any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements) of Indebtedness of the Company or any Material Subsidiary outstanding as of March 31, 1993, and (xi) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (x), inclusive.

Notwithstanding the foregoing, the Company and any Material Subsidiary may, without equally and ratably securing the notes, issue, assume or guarantee secured Indebtedness (which would otherwise be subject to the foregoing Lien restrictions) in an aggregate amount which, together with all other such secured Indebtedness of the Company and its Material Subsidiaries (that is, not including secured Indebtedness of the Company and its Material Subsidiaries permitted pursuant to the preceding paragraph) and the Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions permitted in accordance with the first paragraph under the caption “Limitation on Sale and Lease-Back Transactions” below), does not at the time exceed 15% of the shareholders’ equity in the Company and its consolidated Subsidiaries as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of the Company.

“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement or other security interest or encumbrance of any kind (including any agreement to give any security interest).

The term “Material Subsidiary” means (i) any Subsidiary of the Company which at December 31, 1992 was a “significant subsidiary” under Regulation S-X promulgated by the SEC or any successor to such Subsidiary and (ii) any other Subsidiary of the Company; provided, that the Company’s investments in and advances to such Subsidiary at the date of determination thereof, without giving effect to any write-downs in such investments or advances taken within the prior 12 months, represent 20% or more of the Company’s Consolidated Tangible Net Worth as of such time; provided, however, that this clause (ii) shall not include any Subsidiary if, at the time that it became a Subsidiary, the Company contemplated commencing a voluntary case or proceeding under the Bankruptcy Law with respect to such Subsidiary.

The term “Principal Property” means all property, assets or revenue of the Company and each Material Subsidiary now owned or hereafter acquired and all shares of stock and Indebtedness of any Material Subsidiary now owned or hereafter acquired.

Limitation on Sale and Lease-Back Transactions.  Sale and Lease-Back Transactions by the Company or any Material Subsidiary are prohibited unless the proceeds of such sale or transfer are at least equal to the fair value (as determined by the Board of Directors) of the Principal Property to be leased pursuant to such Sale and Lease-Back Transaction and either (i) the Company or such Material Subsidiary could incur a Lien on such Principal Property under the covenant described in “Limitation on Liens” above, (ii) such Sale and Lease-Back Transactions are between or among the Company and any of its Subsidiaries or between or among Subsidiaries, (iii) the lease is for a period not exceeding three years and the Company or such Material Subsidiary that is a party to such lease intends that its use of such Principal Property will be discontinued on or before the expiration of such period, or (iv) the Company applies, or causes such Material Subsidiary to apply, an amount equal to the fair value (as determined by the Board of Directors) of the Principal Property sold pursuant to such Sale and Lease-Back Transaction to (A) the retirement, within 60 days after the effective date of any such Sale and Lease-Back Transaction, of Funded Debt of the Company or of such Material Subsidiary, or (B) the purchase of other property that will constitute a Principal Property.

Notwithstanding the provisions of the preceding paragraph, the Company or any Material Subsidiary may enter into any Sale and Lease-Back Transaction which would otherwise be subject to the following restrictions, if the amount of Attributable Debt in respect of such Sale and Lease-Back Transaction, together with all secured Indebtedness of the Company and its Material Subsidiaries (other than secured Indebtedness of the Company and Material Subsidiaries permitted under the first paragraph under the caption “Limitation on Liens” above) and all other Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions permitted pursuant to the preceding paragraph), does not at the time exceed 15% of the shareholders’ equity in the Company and its consolidated Subsidiaries as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of the Company.

The term “Attributable Debt” means, as of any particular time, the present value, discounted at a rate per annum equal to the interest rate of the notes, of the rental payments (not including amounts payable by the lessee for maintenance, property taxes and insurance) due during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

The term “Sale and Lease-Back Transaction” means the sale or transfer of any property owned by the Company or any Subsidiary with the intention of taking back a lease on such property other than any such arrangements with the government of the United States of America, any of its territories or possessions, or any State thereof, or any department, agency, instrumentality or political subdivision of them.

Although the Indenture contains the foregoing restrictions on the ability of the Company and its Subsidiaries to incur Indebtedness, the Company and its Subsidiaries may engage in transactions that, although in compliance with such restrictions, would result in additional leverage, which may adversely affect the noteholders.

Repurchase at Option of Holders Upon a Change of Control

In the event of any Change of Control, each noteholder shall have the right, at such noteholder’s option, to require the Company to purchase all or any portion (in integral multiples of $2,000) of such noteholder’s notes on the date (the “Change of Control Payment Date”) which is 20 business days after the date the Change of Control Notice (as defined below) is mailed (or such later date as is required by applicable law) at 101% of the principal amount (excluding premium) thereof, plus accrued interest to the Change of Control Payment Date: provided, that the Company will not be obligated to purchase any of such notes unless noteholders of at least 10% of the notes outstanding at the Change of Control Payment Date (other than notes held by the Company and its Affiliates) shall have tendered their notes for repurchase.

The Company is obligated to send to all noteholders, within five business days after the occurrence of each Change of Control, a notice of the occurrence of such Change of Control (the “Change of Control Notice”), specifying a date by which a noteholder must notify the Company of such noteholder’s intention to exercise the repurchase right and describing the procedure that such noteholder must follow to exercise such right. The Company is required to deliver a copy of such notice to the Trustee and to cause a copy of such notice to be published in a daily newspaper of national circulation. To exercise the repurchase right, the noteholder must deliver, on or before the fifth calendar day prior to the Change of Control Payment Date, written notice (which shall be irrevocable, except as provided below) to the Company (or an agent designated by the Company for such purpose) of the noteholder’s exercise of such right, together with (i) the note or notes with respect to which the right is being exercised, duly endorsed for transfer with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, and (ii) if the Change of Control Payment Date falls between any record date for the payment of interest on the notes and the next succeeding interest payment date, an amount equal to the interest which the noteholder is entitled to receive on such interest payment date. The Company will comply with all applicable Federal and state securities laws; including Rule 14e-1 of the Exchange Act and other applicable tender offer rules, in connection with each Change of Control Notice.

A “Change of Control” shall be deemed to occur if (i) the Company has any other Indebtedness outstanding (other than Indebtedness under a bank credit agreement or similar bank financing) which provides for a Change of Control (as defined in the instrument governing such Indebtedness) if Ian M. Cumming or Joseph S. Steinberg ceases to beneficially own, in the aggregate, a certain percentage of the outstanding Common Shares, which percentage ownership requirement is in excess of 10%, and a Change of Control (as defined in the instrument governing such Indebtedness) occurs under such Indebtedness or (ii) at any time when the Company does not have any other Indebtedness outstanding of the type referred to in clause (i), Ian M. Cumming and/or Joseph S. Steinberg, individually or in the aggregate, sell, transfer or otherwise dispose of (a “Disposition”), after the date hereof, Common Shares so that, after giving effect thereto, the sole beneficial ownership of outstanding Common Shares by Mr. Cumming and/or Mr. Steinberg would, in the aggregate, fall below 10% of the then outstanding Common Shares; provided, that no Change of Control shall be deemed to have occurred under clause (ii) if the notes are rated by either Moody’s or S&P as Investment Grade both at the time of such Disposition and for a period of 90 days from the date of such Disposition (it being understood that, with respect to the foregoing proviso, a Change of Control shall be deemed to occur on the first date during such 90-day period when the notes are no longer rated as Investment Grade by Moody’s and S&P). The term “Common Shares” shall include any securities issued as dividends or distributions on the Common Shares. For purposes hereof, “sole beneficial ownership” of Common Shares shall be deemed to include (i) all Common Shares received after June 15, 1992 from Mr. Cumming or Mr. Steinberg by any member of their respective immediate families or by any trust for the benefit of either of them or any member of their respective immediate families (a “Recipient”), which Common Shares remain held by a Recipient during the lifetime of Mr. Cumming or Mr. Steinberg (unless sold, transferred or disposed of by such Recipient during the lifetime of Mr. Cumming or Mr. Steinberg, as the case may be, in which case such Disposition by such Recipient shall constitute a Disposition by Mr. Cumming or Mr. Steinberg, as the case may be) and (ii) after the death of Mr. Cumming and/or Mr. Steinberg, all Common Shares owned as of the date of death by the decedent, and any Recipient of the decedent, regardless of whether such Recipient continues to own such Common Shares after the date of death. In determining the number of outstanding Common Shares then held by Messrs. Cumming and Steinberg and the total number of outstanding Common Shares, there shall be excluded Common Shares issued by the Company after December 31, 1991, or the conversion into or exchange for, after December 31, 1991, Common Shares or securities convertible into or exchangeable for Common Shares. As calculated pursuant to this provision, Messrs. Cumming and Steinberg beneficially own, in the aggregate, approximately 49% of the Common Shares as of June 30, 2007.

As of the date hereof, the Company does not have any Indebtedness outstanding of the type referred to in clause (i) of the preceding paragraph. There can be no assurance that the Company will have sufficient funds or the financing to satisfy its obligations to repurchase the notes and other Indebtedness that may come due upon a Change of Control. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture.

The holders of a majority in principal amount of notes then outstanding may waive compliance by the Company of the repurchase of notes obligation upon a Change of Control. The Company may not waive such provisions. See “— Modification of the Indenture.”

The term “Investment Grade” is defined as BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by Moody’s or S&P.

Transactions with Affiliates

The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions with any Affiliate (other than with the Company or a Wholly-Owned Subsidiary), including, without limitation, any loan, advance or investment or any purchase, sale, lease or exchange of property or the rendering of any service, unless such transaction or series of transactions is in good faith and at arm’s-length and on terms which are at least as favorable as those available in a comparable transaction from an unrelated Person. Any such transaction that involves in excess of $10,000,000 shall be approved by a majority of the Independent Directors on the Board of Directors of the Company; or, in the event that at the time of any such transaction or series of related transactions there are no Independent Directors serving on the Board of Directors of the Company, such transaction or series of related transactions shall be approved by a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction for which approval is required.

Successor Corporation

The Company may not consolidate with, merge into or transfer all or substantially all of its assets (i.e., 90% or more) to another person unless (a) the successor person shall be existing under the laws of the United States, any state thereof or the District of Columbia, (b) there shall not be any Default or Event of Default under the Indenture, (c) such successor person assumes all of the obligations of the Company under the notes and the Indenture and (d) after giving effect to such transaction, such successor person shall have a Consolidated Net Worth equal to or greater than the Company. Thereafter all such obligations of the Company will terminate.

The term “Consolidated Net Worth” means, as of any date, total shareholders’ equity of the Company as of such date determined on a consolidated basis in accordance with GAAP.

Reports to Noteholders

The Company will mail copies of its annual reports and quarterly reports mailed to its shareholders to noteholders. If the Company is not required to furnish annual or quarterly reports to its shareholders, the Company will, upon request, mail to each noteholder, at such noteholder’s address as appearing on the note register, audited annual financial statements prepared in accordance with United States generally accepted accounting principles and unaudited condensed quarterly financial statements. Such financial statements shall be accompanied by management’s discussion and analysis of the results of operations and financial condition of the Company for the period reported upon in substantially the form required under the rules and regulations of the Securities Exchange Commission currently in effect.

The Trustee

The Bank of New York will be the Trustee under the Indenture.

The noteholders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture will provide that, in case an Event of Default shall occur and be continuing, the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the noteholders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Events of Default and Notice Thereof

The term “Event of Default” when used in the Indenture shall mean any one of the following: (i) failure to pay interest for 30 days or principal (including premium, if any); (ii) failure to perform any covenants not described in clause (i) for 30 days after receipt of notice; (iii) the occurrence of a default in the payment when due of principal of, or interest on, or other amounts payable in respect of, any instrument evidencing or securing other Indebtedness of the Company or any Material Subsidiary of the Company in the aggregate principal amount of $30,000,000 or more; (iv) the occurrence of any other event of default under an instrument evidencing or securing other Indebtedness of the Company or any Material Subsidiary of the Company in the aggregate principal amount of $30,000,000 or more resulting in the acceleration of such indebtedness, which acceleration is not rescinded or annulled pursuant to the terms of such instrument; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company or any Material Subsidiary of the Company.

The Indenture will provide that the Trustee shall, within 90 days after the occurrence of a default, provide to the noteholders notice of all uncured defaults known to it (the term default to include the events specified above without grace or notice); provided, that, except in the case of default in the payment of principal of, premium, if any, or interest on any of the notes, the Trustee shall be protected in withholding such notice if and so long as a committee of its Trust Officers in good faith determines that the withholding of such notice is in the interests of the noteholders.

In case an Event of Default (other than an Event of Default with respect to the Company specified in clause (v) above) shall have occurred and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to the Company and to the Trustee, may declare to be due and payable immediately the outstanding principal amount and accrued interest, premiums, penalties and other amounts in respect of the notes and the Indenture. Such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal, premium, if any, or interest on the notes) may be waived by the holders of a majority in principal amount of the notes, upon the conditions provided in the Indenture.

If an Event of Default with respect to the Company specified in clause (v) above occurs, all unpaid principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes.

The Indenture will include a covenant that the Company will file annually with the Trustee a statement regarding compliance by the Company with the terms thereof and specifying any defaults of which the signers may have knowledge.

Modification of the Indenture

Under the Indenture, the rights and obligations of the Company and the rights of noteholders may be modified by the Company and the Trustee only with the consent of the noteholders holding a majority in principal amount of the notes then outstanding; but no extension of the maturity of any notes, or reduction in the interest rate or premium, if any, or extension of the time of payment of principal of (including premium, if any) or interest on, or any other modification in the terms of payment of the principal of, or premium, if any, or interest on the notes or reduction of the percentage required for modification will be effective against any noteholder without its consent. The holders of a majority in principal amount of notes then outstanding may waive compliance by the Company with certain covenants, including those described under “— Repurchase at Option of Holders Upon a Change of Control.”

Satisfaction and Discharge of Indenture

The Indenture will be discharged and cancelled upon payment of all the notes or upon deposit with the Trustee, within not more than one year prior to the maturity of the notes or the date on which all of the notes are to be called for redemption, of funds sufficient for such payment.

Book-Entry Procedures; Delivery, Form, Transfer and Exchange

Each of the Global Notes initially will be represented by one or more notes in registered, global form without interest coupons and will be deposited upon issuance with the Trustee as custodian for The Depository

Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC’s Participants (as defined below), including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, Societe anonyme (“Clearstream”), which in turn have accounts at Direct Participants of DTC.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its Participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time.

Except in certain limited circumstances, the Global Notes may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form, except in certain limited circumstances. See “— Exchange of Interests in Global Notes for Certificated Notes.”

Initially, the Trustee will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Certain Depository Procedures

The description of the operations and procedures of DTC, Euroclear and Clearstream contained in this prospectus supplement is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to change by them from time to time. Neither we, the Trustee nor the underwriter takes any responsibility for these operations and procedures, and we urge investors to contact the applicable system or its participants directly to discuss these matters.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participating organizations (collectively, the “Direct Participants”) and facilitates the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including the underwriter), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other Persons that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the “Indirect Participants” and, together with the Direct Participants, the “Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants.

DTC has advised us that, pursuant to DTC’s procedures, (i) upon deposit of the Global Notes, DTC will credit the account of each Direct Participant designated by the underwriter with the portion of the principal amount of each Global Note that has been allocated to such Direct Participant by the underwriter, and (ii)

DTC will maintain records of the ownership interests of such Direct Participants in each Global Note and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in such system or indirectly through organizations that are Direct Participants in such system. All interests in the Global Notes, including those of customers’ securities accounts held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail your ability to transfer your beneficial interest in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, your ability to pledge your beneficial interest in a Global Note to Persons that are not Direct Participants in DTC, or to otherwise take action in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. For certain other restrictions on the transferability of the notes, see “— Exchange of Interests in Global Notes for Certificated Notes.”

As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such Global Note for all purposes under the Indenture and the notes. Except in the limited circumstances described under “— Exchange of Interests in Global Notes for Certificated Notes,” you will not be entitled to have any portion of a Global Note registered in your name, will not be entitled to receive physical delivery of notes in certificated form and will not be considered the registered owner or holder of a Global Note (or any note represented thereby) under the Indenture or the notes for any purpose.

Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes are registered (including notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of the Company, the Trustee or any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants.

DTC has advised us that its current payment practice (for payments of principal, premium and interest) with respect to securities such as the notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant’s respective ownership interest in the Global Notes as shown on DTC’s records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

Interests in the Global Notes will be eligible to trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Direct Participants. Transfers between Direct Participants will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant (other than Indirect Participants who hold an interest in the notes through Euroclear or Clearstream) will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Crossmarket transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear’s or Clearstream’s respective nominee through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or Clearstream, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Clearstream and within their established deadlines (Brussels time for Euroclear and UK time for Clearstream). Indirect Participants who hold an interest in the notes through Euroclear or Clearstream may not deliver instructions directly to Euroclear’s or Clearstream’s nominee. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective nominee to deliver or receive interests on Euroclear’s or Clearstream’s behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the notes through Euroclear or Clearstream purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Clearstream during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC’s accounting records as of DTC’s settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Note to a DTC Participant until the European business day for Euroclear or Clearstream immediately following DTC’s settlement date.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described above) only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its Direct Participants. See “— Exchange of Interests in Global Notes for Certificated Notes.”

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the underwriter or the Trustee shall have any responsibility for the performance by DTC, Euroclear or Clearstream or any of their Participants of their respective obligations under the rules and procedures governing any of their operations.

The information in this section concerning DTC, Euroclear and Clearstream, their respective Participants and the book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Exchange of Interests in Global Notes for Certificated Notes

You may not exchange your beneficial interest in a Global Note for a definitive note in registered, certificated form without interest coupons (a “Certificated Note”) except as set forth below.

An entire Global Note may be exchanged for Certificated Notes if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes, or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary within 90 days of such notice or of our becoming aware of such cessation;

(2) we, at our option and subject to the procedures of DTC, notify the Trustee in writing that we are electing to issue Certificated Notes; or

(3) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes.

In any such case, we will notify the Trustee in writing that, upon surrender by the Participants of their interests in such Global Note, Certificated Notes will be issued to each person that such Participants and DTC identify as being the beneficial owner of the related notes.

Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Participants (in accordance with DTC’s customary procedures).

Any such exchange of beneficial interests in Global Notes for Certificated Notes will be effected through the DWAC system and an appropriate adjustment will be made to the records of the registrar to reflect a decrease in the principal amount of the Global Note.

Neither the Company nor the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Same-Day Settlement and Payment

The Indenture will require that payments in respect of the notes represented by a Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available same-day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available same-day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes certain material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of notes. This summary deals only with notes that are held as capital assets by Non-U.S. Holders that purchase the notes in this offering at the notes’ issue price. A “Non-U.S. Holder” is a beneficial owner of notes and is generally an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; and

•	a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or such trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Special rules may apply if a Non-U.S. Holder is a “controlled foreign corporation” or “passive foreign investment company,” as defined under the Internal Revenue Code of 1986, as amended (the “Code”), and to certain expatriates or former long-term residents of the United States. If you fall within any of the foregoing categories, you should consult your own tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to you.

This summary does not describe all of the U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of notes by a prospective Non-U.S. Holder in light of that investor’s particular circumstances. In addition, this summary does not address other U.S. federal taxes (such as gift or estate taxes or alternative minimum taxes) or state, local or foreign taxes.

This section is based upon the Code, judicial decisions and Treasury regulations, published rulings and other administrative pronouncements, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect.

Please consult your own tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Federal Withholding Tax

Subject to the discussion below concerning backup withholding, U.S. federal withholding tax will not apply to any payment of principal or interest on the notes, provided that in the case of interest:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

•	(a) you provide your name, address and certain other information on an Internal Revenue Service (“IRS”) Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

In addition, interest payments that are effectively connected with the conduct of a trade or business by you within the United States are also not subject to the U.S. federal withholding tax, but instead may be subject to U.S. federal income tax, as described under “— U.S. Federal Income Tax.”

If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax unless a tax treaty applies. If a tax treaty applies to you, you may be eligible for a reduced rate of withholding.

In order to claim any exemption from or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed IRS Form W-8ECI or W-8BEN (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States (and, if a tax treaty applies, if you maintain a permanent establishment within the United States) and interest on the notes is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment), you will be subject to U.S. federal income tax (but not withholding tax assuming a properly executed Form W-8ECI or W-8BEN (or suitable substitute form) is provided) on such interest on a net income basis in generally the same manner as if you were a U.S. person. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Any gain or income realized on the disposition of a note (including a redemption or retirement) will generally not be subject to U.S. federal income tax unless:

•	such gain or income is effectively connected with your conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding and Information Reporting

Unless you are an exempt recipient, such as a corporation, interest payments on the notes and the proceeds received from a disposition (including a redemption or retirement) of notes may be subject to U.S. federal backup withholding at the applicable rate and/or related information reporting if you fail to comply with applicable certification requirements. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

Any amounts so withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability provided you timely furnish the required information to the IRS.

The preceding discussion of certain material U.S. federal income tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of notes, including the applicability and effect of any state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

UNDERWRITING

Under the terms of an underwriting agreement, which we will file as an exhibit to a current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, Jefferies & Company, Inc., or the underwriter, has agreed to purchase from us the entire principal amount of notes offered hereby.

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent. We have agreed to indemnify the underwriter and each of its controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect to those liabilities. The underwriter is obligated under the underwriting agreement to purchase all of the notes if any of the notes are purchased.

The notes will initially be offered at the price indicated on the cover page of this prospectus supplement. After the initial offering of the notes, the offering price and other selling terms of the notes may be changed at any time without notice.

The following table shows the underwriting discounts we will pay to the underwriter:

Underwriter’s
Discount

Per note	1.96614%
Total	$9,830,700

We estimate that our expenses for this offering and the concurrent common share offering, excluding underwriting discounts, will be approximately $400,000.

The notes will constitute a new class of securities with no established trading market. The underwriter has advised us that, following the completion of this offering, it intends to make a market in the notes as permitted by applicable laws and regulations. However, the underwriter is not obligated to do so, and may discontinue any market making activities with respect to the notes at any time in their sole discretion. Accordingly, no assurance can be given that a liquid trading market will develop for the notes, that you will be able to sell any of the notes held by you at a particular time or that the prices that you receive when you sell will be favorable.

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may bid for and purchase notes in the open market to stabilize the price of the notes. The underwriter also may overallot the offering, creating a short position, by selling more notes than we have sold to it and may bid for and purchase notes in the open market to cover the short position. In addition, the underwriter may bid for and purchase notes in market-making transactions. These activities may stabilize or maintain the market price of the notes at levels above that which might otherwise prevail in the open market in the absence of those transactions.

Electronic Distribution

A prospectus supplement together with the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific amount of notes for sale to online brokerage account holders.

Other than the prospectus supplement together with the accompanying prospectus in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by the underwriter is not part of the prospectus supplement, the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationships

Jefferies & Company, Inc., or Jefferies, and its affiliates from time to time have provided in the past and may provide future commercial or investment banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received or will receive customary compensation. We have an equity interest in Jefferies High Yield Holdings, LLC, or JHYH. JHYH owns a registered broker-dealer engaged in the secondary sales and trading of high yield securities and specialized situation securities formerly conducted by Jefferies, including bank debt, post-reorganization equity, equity, equity derivatives, credit default swaps and other financial instruments. JHYH commits capital to the market by making markets in high yield and distressed securities and invests in and provides research coverage on these types of securities. We and Jefferies each have the right to nominate two of a total of four directors to JHYH’s board, and each own 50% of the voting securities of JHYH. Previously, we had an interest in Jefferies Partners Opportunity Fund II, LLC, or JPOF II, a registered broker-dealer managed and controlled by Jefferies. For further information about our equity interest in JPOF II, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; for further information about our equity interest in JHYH, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, each incorporated by reference into this prospectus supplement. Jefferies is also acting as underwriter of the concurrent common share offering.

Foreign Selling Restrictions

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us and has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the European Economic Area

To the extent that the offer of the notes is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the notes which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the notes offered hereby on behalf of us. Certain legal matters will be passed upon for the underwriter by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to Leucadia National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Olympus Re Holdings, Ltd. incorporated by reference in this prospectus by reference to Leucadia National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The statement of financial condition, including the condensed schedule of investments, of Jefferies Partners Opportunity Fund II, LLC as of December 31, 2005, and the related statements of earnings, changes in members’ equity, and cash flows for the year then ended, appearing in Leucadia’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of EagleRock Capital Partners (QP), LP and EagleRock Master Fund, LP as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, respectively, appearing in the Annual Report on Form 10-K for the year ended December 31, 2006, as amended, have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of ResortQuest Mainland at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in Leucadia National Corporation’s Current Report on Form 8-K/A dated June 15, 2007, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http://www.leucadia.com.

In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

Leucadia National Corporation
315 Park Avenue South
New York, New York 10010
Attention: Corporate Secretary
Telephone: (212) 460-1900

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that we file later with the SEC may update and supersede the information we incorporate by reference. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on February 28, 2007, as amended by Amendment No. 1 on Form 10-K/A filed on March 23, 2007;

•	our Quarterly Reports on Form 10-Q for the period ended March 31, 2007, filed on May 9, 2007, and for the period ended June 30, 2007, filed on August 8, 2007; and

•	our Current Reports on Form 8-K filed on January 18, 2007, January 24, 2007, February 28, 2007, March 6, 2007, March 12, 2007, May 9, 2007, May 18, 2007, June 6, 2007 (as amended by our Current Report on Form 8-K/A filed on June 15, 2007), August 8, 2007, August 15, 2007 and August 23, 2007.

You may also request a copy of these filings at no cost by writing or telephoning us at the address indicated above. We will not send exhibits to our filings, however, unless we specifically have incorporated those exhibits by reference in this prospectus or an accompanying prospectus supplement or a document incorporated in this prospectus or an accompanying prospectus supplement.

PROSPECTUS

Leucadia National Corporation

Common Shares
Preferred Shares
Debt Securities
Convertible Securities
Warrants
Units

We and/or selling securityholders may offer and sell shares of our common shares, par value $1.00 per share, and we may offer and sell shares of our preferred shares, par value $1.00 per share, debt securities, convertible securities, warrants or units from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time our securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus may not be used to offer or sell securities without a prospectus supplement which includes a description of the method and terms of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

We and/or certain selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will not receive any proceeds of any sale by any selling securityholder. The prospectus supplement will provide the specific terms of the plan of distribution.

Our common shares are listed on the New York Stock Exchange under the symbol “LUK.”

Investing in our securities involves risks.  Please refer to the “Risk Factors” section contained in any applicable prospectus supplement and in the documents we incorporate by reference for a description of the risks you should consider when evaluating such investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2007

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we and/or certain selling securityholders may sell, at any time and from time to time, in one or more offerings, our common shares, preferred shares, debt securities, convertible securities, warrants or units as described in this prospectus or any accompanying prospectus supplement. As allowed by SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein as well as any accompanying prospectus supplements. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any accompanying prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information.” Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus nor any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after the date of this prospectus or any such accompanying prospectus supplement. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in any accompanying prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with any other information.

Unless otherwise expressly stated herein or the context otherwise requires, all references in this prospectus to “Leucadia,” “we,” “us,” “our,” “our company” or “the company” refer to Leucadia National Corporation, a New York corporation, and its direct and indirect subsidiaries.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in or incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends” and variations of these words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

The factors that could cause actual results to differ materially from those suggested by any of these statements include, but are not limited to, those discussed or identified from time to time in our public filings, including without limitation our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and our Quarterly Reports on Form 10-Qs for the quarters ended March 31, 2007 and June 30, 2007, such as:

•	risks associated with future acquisitions and investments;

•	dependence on key management personnel;

•	a worsening of general economic and market conditions or increases in prevailing interest rate levels or a continued weakening of the U.S. Dollar against the Euro;

•	declines in U.S. commercial and residential real estate markets;

•	increased competition in the international and domestic plastics market and volatility of raw material prices;

•	availability of key raw materials;

•	changes in foreign and domestic laws, regulations and taxes;

•	adverse legal and regulatory developments that may affect our particular businesses;

•	changes in mortgage interest rate levels or changes in consumer lending practices;

•	risks associated with the operation of a new business without a proven track record;

•	ability to obtain, maintain and defend patent protection for our products and technologies, preserve trade secrets and operate without infringing the intellectual property rights of others;

•	increased competition in the luxury segment of the premium table wine market;

•	ability to obtain sufficient or cost effective telecommunications termination capacity from high quality carriers to particular destinations;

•	reliance on independent distributors to generate telecommunications revenue;

•	increased competition and adverse changes in pricing environments;

•	increased default rates and decreased value of assets pledged to us;

•	adverse economic, political or environmental developments where we have mining interests (including Spain and Australia) that could delay or preclude the issuance of permits, result in increased development costs or increased financing costs, or any other developments that result in a decrease in mineral prices;

•	changes in the composition of our assets and liabilities through acquisitions and dispositions;

•	weather related conditions and significant natural disasters, including hurricanes, tornadoes, windstorms, earthquakes and hailstorms that may affect our operations or investments;

•	ability to insure certain risks economically; and

•	ability to generate sufficient taxable income to fully realize our deferred tax asset.

Accordingly, we caution you against relying on these forward-looking statements, which are applicable only as of the date of this prospectus. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or to reflect the occurrence of unanticipated events.

OUR COMPANY

We are a diversified holding company engaged in a variety of businesses, including manufacturing, telecommunications, property management and services business, gaming entertainment, real estate activities, medical product development, winery operations and residual banking and lending activities that are in run-off. We also own equity interests in operating businesses and investment partnerships which are accounted for under the equity method of accounting, including a broker-dealer engaged in the trading of high yield and special situation securities, land based contract oil and gas drilling, real estate activities and development of a copper mine in Spain. We concentrate on return on investment and cash flow to maximize long-term shareholder value. Additionally, we continuously evaluate the retention and disposition of our existing operations and investigate possible acquisitions of new businesses. In identifying possible acquisitions, we tend to seek assets and companies that are out of favor or troubled and, as a result, are selling substantially below the values we believe to be present.

Our manufacturing operations are conducted through Idaho Timber, LLC, or Idaho Timber, and Conwed Plastics, LLC, or Conwed Plastics. Idaho Timber primarily remanufactures dimension lumber and remanufactures, packages and/or produces other specialized wood products. Conwed Plastics manufactures and markets lightweight plastic netting used for a variety of purposes including, among other things, building and construction, erosion control, agriculture, packaging, carpet padding, filtration and consumer products.

Our telecommunications operation is conducted through STi Prepaid, LLC, a seller of international prepaid phone cards and other telecommunication services in the U.S.

Our property management and services business is conducted through ResortQuest International, Inc., a company engaged in offering management services to vacation properties in beach and mountain resort locations in the continental United States and Canada, as well as in real estate brokerage services and other rental and property owner services.

Our gaming entertainment operations are conducted through our controlling interest in Premier Entertainment Biloxi, LLC, or Premier, which is the owner of the Hard Rock Hotel & Casino Biloxi, or Hard Rock Biloxi, located in Biloxi, Mississippi. The Hard Rock Biloxi was severely damaged by Hurricane Katrina and re-opened in June 2007 after an extensive rebuilding effort. In August 2007, Premier and its subsidiary emerged from bankruptcy pursuant to their Chapter 11 reorganization plan.

Our domestic real estate operations include a mixture of commercial properties, residential land development projects and other unimproved land, all in various stages of development and all available for sale.

Our medical product development operation is conducted through our majority-owned, development stage subsidiary, Sangart, Inc., or Sangart. Sangart is developing a product called Hemospan® which is a form of cell-free hemoglobin that is designed for intravenous administration to treat a variety of medical conditions, including use as an alternative to red blood cell transfusions.

Our winery operations consist of Pine Ridge Winery in Napa Valley, California and Archery Summit in the Willamette Valley of Oregon. These wineries primarily produce and sell wines in the luxury segment of the premium table wine market.

Our land based contract oil and gas drilling investment is conducted through our equity interest in Goober Drilling, LLC, or Goober. Based in Stillwater, Oklahoma, Goober provides drilling services to exploration and production companies. In August 2007, we invested an additional $20,000,000 in Goober, increasing our equity interest to 50%.

Our investment in the development of a copper mine consists of our 30% interest in Cobre Las Cruces, S.A., a former subsidiary that holds the exploration and mineral rights to the Las Cruces copper deposit in the Pyrite Belt of Spain. We also hold an 11.6% interest in Inmet Mining Corporation, a Canadian-based global mining company, that produces copper, zinc and gold, that owns the remaining 70% of Cobre Las Cruces.

Our largest equity investment is our 9.93% interest in Fortescue Metals Group Ltd, or Fortescue, a publicly traded company listed on the Australian Stock Exchange. We have invested an aggregate of $452,200,000 in Fortescue’s Pilbara iron ore and infrastructure project in Western Australia, including a $100,000,000 note of

Fortescue’s subsidiary, FMG Chichester Pty Ltd. Interest on the note is calculated as 4% of the revenue, net of government royalties, invoiced from the iron ore produced from that project’s Cloud Break and Christmas Creek areas. The Fortescue shares acquired by us may be sold without restriction. As of August 23, 2007, our investment in Fortescue stock had a market value of $734,000,000.

Our principal executive offices are located at 315 Park Avenue South, New York, New York 10010. Our telephone number is (212) 460-1900. Our website is http://www.leucadia.com. The information contained on our website does not constitute a part of this prospectus.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

USE OF PROCEEDS

The use of proceeds will be specified in the applicable prospectus supplement. We will not receive any proceeds from any sales by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six Months Ended
	June 30,				Year Ended December 31,
	2007		2006		2006		2005		2004		2003		2002(b)

Ratio of Earnings to Fixed Charges(a)	2.53	x	5.50	x	3.42	x	2.77	x	2.02	x	1.28	x	n/a

Notes:

(a)	For purposes of computing these ratios, earnings represented consolidated pre-tax income from continuing operations before cumulative effect of a change in accounting principles and equity in undistributed earnings or loss of associated companies, plus “fixed charges.” Fixed charges include all interest expense, the portion of net rental expense representative of the interest factor and amortization of debt expense. Fixed charges include amounts related to continuing and discontinued operations.

(b)	For the year ended December 31, 2002 “fixed charges” exceeded earnings by $5,900,000.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock does not purport to be complete and is subject in all respects to applicable New York law and qualified by reference to the provisions of our restated certificate of incorporation, as amended, and our bylaws. Copies of our restated certificate of incorporation and bylaws will be sent to shareholders upon request. See “Where You Can Find More Information.”

Authorized Capital

Our authorized capital stock consists of 600,000,000 common shares, par value $1.00 per share, and 6,000,000 preferred shares, par value $1.00 per share.

Our Common Shares

As of August 23, 2007, there were 216,638,665 shares of our common shares outstanding.

Dividends.  Subject to the rights of the holders of any preferred shares that may be outstanding, holders of our common shares are entitled to receive dividends as may be declared by our board of directors out of funds legally available to pay dividends.

Voting.  Each holder of common shares is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of shareholders. Holders of common shares have no cumulative voting rights.

Preemptive Rights, Conversion and Redemption.  Holders of common shares have no preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to our common shares.

Liquidation, Dissolution and Winding-up.  In the event of liquidation, dissolution or winding-up of our affairs, holders of our common shares are entitled to share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred shares.

Our Preferred Shares

We are authorized by our restated certificate of incorporation to issue up to 6,000,000 shares of preferred stock in one or more series, of which no shares are issued and outstanding. The board of directors has the authority, without any vote or action by our shareholders, to (a) authorize the issuance of preferred stock up to the limit set by our certificate of incorporation, (b) create new series of preferred stock and (c) fix the terms of each series, including any rights related to dividends, voting, conversion, redemption and liquidation preference. The issuance of preferred stock could adversely affect the voting and other rights of holders of our common shares and may have the effect of delaying or preventing a change in control of our company.

Transfer Restrictions on our Common Shares

General.  In order to protect our significant tax loss carryforwards and other tax attributes, our common shares are subject to certain transfer restrictions contained in our restated certificate of incorporation. The transfer restriction imposes restrictions on the transfer of our common shares to designated persons.

Tax Law Limitations.  The benefit of a company’s existing tax loss and credit carryovers, as well as the benefit of built-in losses, can be reduced or eliminated under Section 382 of the Internal Revenue Code. Section 382 limits the use of losses and other tax benefits by a company that has undergone an ‘ownership change,’ as defined in Section 382 of the Code. Generally, an ‘ownership change’ occurs if one or more shareholders, each of whom owns 5% or more in value of a company’s capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders over the preceding three-year period. For this purpose, all holders who each own less than 5% of a company’s capital stock are generally treated together as one 5% shareholder. In addition, certain attribution rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, are applied in determining the level of stock ownership of a particular shareholder. Options (including warrants and other rights) to acquire capital stock may be treated as if they had been exercised, on an option-by-option basis, if the issuance, transfer or structuring of the option meets certain tests. All percentage determinations are based on the fair market value of a company’s capital stock, including any preferred stock which is voting or convertible (or otherwise participates in corporate growth).

If an ‘ownership change’ were to occur in respect of the company or any of its subsidiaries or subsidiary groups, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by net operating losses (“NOLs”) or other tax attributes existing (or ‘built-in’) prior to such ‘ownership change’ could not exceed an amount equal to the product obtained by multiplying (1) the aggregate value of the company, the subsidiary or the subsidiary group that underwent the ‘ownership change’ by (2) the federal long-term tax exempt rate. Because the aggregate value of the company or any of its subsidiaries, as well as the federal long-term tax-exempt rate, fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of taxable income that could be offset by such NOLs or other tax attributes (and ‘built-in’ losses) were an ‘ownership change’ to occur in the future. However, if such limitation were to exceed the taxable income against which it otherwise would be applied for any year following an ‘ownership change,’ the limitation for the ensuing year would be increased by the amount of such excess.

Description of the Transfer Restrictions.  Our restated certificate of incorporation generally restricts until December 31, 2024 (or earlier, in certain events) any attempted transfer of our common shares or any other securities that would be treated as our ‘stock’ under the applicable tax regulations (which we refer to herein as “Leucadia Stock”) to a person or group of persons who own, or who would own as a result of such transfer, 5% or more of the Leucadia Stock. The transfer restriction also restricts any other attempted transfer of Leucadia Stock that would result in the identification of a new ‘5-percent shareholder’ of our company, as determined under applicable tax regulations. This would include, among other things, an attempted acquisition of Leucadia Stock from an existing 5-percent shareholder. For these purposes, numerous rules of attribution, aggregation and calculation prescribed under the Internal Revenue Code (and related regulations) will be applied in determining whether the 5% threshold has been met and whether a group exists. The transfer restriction may also apply to proscribe the creation or transfer of certain ‘options,’ which are broadly defined, in respect of the Leucadia Stock.

Acquisitions of Leucadia Stock directly from us, whether by way of option exercise or otherwise, are not subject to the transfer restriction. Consequently, persons or entities that are able to acquire our common shares directly from us, including our employees, officers and directors, may do so without application of the transfer restriction, irrespective of the number of our common shares they are acquiring. As a result, those persons or entities dealing directly with us may be seen to receive an advantage over persons or entities who are not able to acquire our common shares directly from us and, therefore, are restricted by the terms of the transfer restriction. It should be noted, however, that any direct acquisitions of our common shares from us first requires board approval and in granting such approval, the board will review the implications of any such issuance for our NOLs and other tax attributes.

Our board of directors has the discretion to approve a transfer of Leucadia Stock that would otherwise violate the transfer restriction. Nonetheless, if the board of directors decides to permit a transfer that would otherwise violate the transfer restriction, that transfer or later transfers may result in an ‘ownership change’ that would limit the use of the tax attributes of Leucadia. The board of directors intends to consider any attempted transfer individually and determine at the time whether it is in the best interest of our company, after consideration of any factors that the board deems relevant, to permit the transfer notwithstanding that an ‘ownership change’ may occur.

The transfer restriction will restrict a shareholder’s ability to acquire additional Leucadia Stock in excess of the specified limitations. Furthermore, a shareholder’s ability to dispose of his Leucadia Stock, or any other Leucadia Stock which the shareholder may acquire, may be restricted as a result of the transfer restriction.

Generally, the restriction is imposed only with respect to the number of shares of Leucadia Stock, or options with respect to Leucadia Stock (the “Excess Stock”), purportedly transferred in excess of the threshold established in the transfer restriction. In any event, the restriction does not prevent a valid transfer if either the transferor or the purported transferee obtains the approval of our board of directors.

The transfer restriction restricts any person or entity, or group of persons or entities, from acquiring sufficient Leucadia Stock to cause that person or entity to become the owner of 5% of the Leucadia Stock, and prohibits the current 5-percent shareholders, as determined under applicable tax regulations, from increasing their ownership of Leucadia Stock without obtaining the approval of our board of directors.

Our restated certificate of incorporation further provides that all certificates representing Leucadia Stock bear the following legend: “THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO PART III OF ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.”

In accordance with the transfer restriction, we will not permit any of our employees or agents, including the transfer agent, to record any transfer of Leucadia Stock purportedly transferred in excess of the threshold established in the transfer restriction. As a result, requested transfers of Leucadia Stock may be delayed or refused.

Our restated certificate of incorporation provides that any transfer attempted in violation of the restrictions would be void ab initio, even if the transfer has been recorded by the transfer agent and new certificates issued. The purported transferee of the Leucadia Stock would not be entitled to any rights of shareholders with respect to the Excess Stock, including the right to vote the Excess Stock, or to receive dividends or distributions in liquidation in respect thereof, if any.

If our board of directors determines that a purported transfer has violated the transfer restriction, we will require the purported transferee to surrender the Excess Stock, and any dividends the purported transferee has received on the Excess Stock, to an agent designated by the board of directors. The agent will then sell the Excess Stock in one or more arm’s-length transactions, executed on the New York Stock Exchange, if possible, to a buyer or buyers, which may include us; provided that nothing will require the agent to sell the Excess Stock within any specific time frame if, in the agent’s discretion, the sale would disrupt the market for the Leucadia Stock or have an adverse effect on the value of the Leucadia Stock. If the purported transferee has resold the Excess Stock before receiving our demand to surrender the Excess Stock, the purported transferee generally will be required to transfer to the agent the proceeds of the sale and any distributions the purported transferee has received on the Excess Stock. From such proceeds, the agent will pay any amounts remaining after repaying its own expenses and reimbursing the purported transferee for the price paid for the Excess Stock (or the fair market value of the Excess Stock at the time of the attempted transfer to the purported transferee by gift, inheritance or similar transfer) to a named charity or, in certain circumstances, charities selected by the Board of Directors.

The transfer restriction and related provisions contained in our amended and restated bylaws may be deemed to have an ‘anti-takeover’ effect because they restrict the ability of a person or entity, or group of persons or entities, from accumulating in the aggregate at least 5% of the Leucadia Stock and the ability of persons, entities or groups now owning at least 5% of the Leucadia Stock from acquiring additional Leucadia Stock. The transfer restriction discourages or prohibits accumulations of substantial blocks of shares for which shareholders might receive a premium above market value.

Notwithstanding the restrictions, however, there remains a risk that certain changes in relationships among shareholders or other events will cause a change of ownership to occur under Section 382 of the Internal Revenue Code. Further, there can be no assurance, in the event transfers in violation of the transfer restriction are attempted, that the IRS will not assert that those transfers have federal income tax significance notwithstanding the transfer restriction. As a result, the transfer restriction serves to reduce, but not necessarily eliminate, the risk that Section 382 will cause the limitations described above on the use of tax attributes of Leucadia.

We have been advised by our counsel, Weil, Gotshal & Manges LLP, that, absent a court determination, (1) there can be no assurance that the transfer restriction will be enforceable against all of our shareholders and (2) the transfer restriction may be subject to challenge on equitable grounds.

However, it should be noted that the existing transfer restriction has been in place since December 31, 1992 and has not been challenged to date.

The determination of 5% shareholder status is based upon the outstanding Leucadia Stock, which currently consists of only common shares. Consequently, in determining the existence of a 5% shareholder, a holder’s percentage ownership, taking into account certain rules of attribution, would be calculated with reference to outstanding common shares (increased, for such holder, by the number of common shares deemed to be, but not actually outstanding). Future changes in the capitalization of Leucadia may affect who will be deemed a 5% shareholder, thereby affecting the applicability of the transfer restriction to future transfers of common shares. However, because the transfer restriction generally applies (with certain exceptions) to a person or group of persons who owns (including by attribution) at least 5% of all ‘stock’ of Leucadia, a change in capitalization that increases the ‘stock’ of Leucadia likely would result in a reduction in the number of individuals or groups who would be subject to the transfer restriction, while a diminution of ‘stock’ of Leucadia would have the opposite effect.

Holders are advised to carefully monitor their ownership of common shares (and any future securities of Leucadia that may constitute Leucadia Stock for purposes of the transfer restriction) and should consult their own legal advisors and/or Leucadia to determine whether their ownership approaches the prohibited level.

Transfer Agent

American Stock Transfer & Trust Company is the transfer agent and registrar for our common shares.

New York Stock Exchange Listing

Our common shares are listed on the New York Stock Exchange under the symbol “LUK.”

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any debt securities, convertible securities, warrants or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC which are incorporated by reference into this prospectus.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to Leucadia National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Olympus Re Holdings, Ltd. incorporated by reference in this prospectus by reference to Leucadia National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The statement of financial condition, including the condensed schedule of investments, of Jefferies Partners Opportunity Fund II, LLC as of December 31, 2005, and the related statements of earnings, changes in members’ equity, and cash flows for the year then ended, appearing in Leucadia’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of EagleRock Capital Partners (QP), LP and EagleRock Master Fund, LP as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, respectively, appearing in the Annual Report on Form 10-K for the year ended December 31, 2006, as amended, have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of ResortQuest Mainland at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in Leucadia National Corporation’s Current Report on Form 8-K/A dated June 15, 2007, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http://www.leucadia.com.

In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

Leucadia National Corporation
315 Park Avenue South
New York, New York 10010
Attention: Corporate Secretary
Telephone: (212) 460-1900

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that we file later with the SEC may update and supersede the information we incorporate by reference. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on February 28, 2007, as amended by Amendment No. 1 on Form 10-K/A filed on March 23, 2007;

•	our Quarterly Reports on Form 10-Q for the period ended March 31, 2007, filed on May 9, 2007, and for the period ended June 30, 2007, filed on August 8, 2007; and

•	our Current Reports on Form 8-K filed on January 18, 2007, January 24, 2007, February 28, 2007, March 6, 2007, March 12, 2007, May 9, 2007, May 18, 2007, June 6, 2007 (as amended by our Current Report on Form 8-K/A filed on June 15, 2007), August 8, 2007, August 15, 2007 and August 23, 2007.

You may also request a copy of these filings at no cost by writing or telephoning us at the address indicated above. We will not send exhibits to our filings, however, unless we specifically have incorporated those exhibits by reference in this prospectus or an accompanying prospectus supplement or a document incorporated in this prospectus or an accompanying prospectus supplement.

$500,000,000

Leucadia National Corporation

8 1/8% Senior Notes due 2015

PROSPECTUS SUPPLEMENT
September 20, 2007

Jefferies & Company